G/F/R
GALLOGLY, FERNANDEZ & RILEY, LLP
Accountants & Consultants

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Perma-Fix Environmental Services, Inc.
Gainesville, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement (File Number 333-70676) of our report dated July 13, 2001, relating to the consolidated financial statements of East Tennessee Materials and Energy Corporation and subsidiary which is contained in the Company's Proxy Statement filed on May 9, 2002.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Gallogly, Fernandez & Riley, LLP

Gallogly, Fernandez & Riley, LLP

Orlando, Florida
November 25, 2002